EXHIBIT 10(i)


                                  EXHIBIT 10(i)

                                    AGREEMENT

Effective with the last authorization date on page 4, the Regents of the University of Minnesota (hereafter referred to as "University"), a non-profit corporation of the State of Minnesota with principal offices located at 100 Church Street S.E., Minneapolis, MN 55445 and Health Outcomes Management, Inc. (hereafter referred to as "Health Outcomes"), with principal offices located at 2331 University Avenue S.E., Minneapolis, MN 55414, agree as follows:

* The purpose of this Agreement is to replace the previous Agreement of July 7, 1993 based on currently available information, and to clarify the relationship between the "University" and "Health Outcomes".

* As information, Data Med Clinical Support Services, Inc., a publicly traded corporation, changed its name to Health Outcomes Management, Inc. on September 21, 1995.

* The staff of the Peters Institute of Pharmaceutical Care at the University of Minnesota has been working cooperatively with "Health Outcomes". The Peters Institute staff has provided many pharmaceutical care concepts and pharmacy practice approaches. "Health Outcomes" has contributed its knowledge of healthcare computer systems especially Outcomes Management documentation techniques and data structures which are readily completed by pharmacists in the course of their consultation with patients and the provision of "Patient-Centered Pharmaceutical Care(TM)" at community pharmacies.

* The term of this new Agreement will be three (3) years starting with the last authorization date on page 4, with annual continuing terms thereafter unless one party notifies the other in writing with sixty (60) days notice of its desire to terminate.

* The software is the programming system consisting of screen design and programming code which is owned "Health Outcomes" is called "Assurance Coordinated Pharmaceutical Care System(TM)". Through analysis of the "University's" data and working with the "Health Outcomes" program, the "University" is able to provide recommendations as to how "Health Outcomes" may improve the software.

* The practice of community pharmacy which is owned and marketed by "Health Outcomes" is called "Patient-Centered Pharmaceutical Care(TM)".

* "Health Outcomes" agrees to work with no other university worldwide and the Peters Institute ("University") agrees to work with no other computer software supplier worldwide during the term of this Agreement on this subject of software which addresses a coordinated pharmaceutical care system.

* It is understood by both parties that the "University" will receive a current working copy of the Assurance Coordinated Pharmaceutical Care System(TM) for development work at the University's offices but not for commercial use in the practice of a Community Pharmacist.

* Sire License Fees, Training Fees and Support Fees to Community Pharmacies will be established by "Health Outcomes" for the software. Current fees are:
          Site License Fee:   $150 per month per Community Pharmacy
          Support Fee:        $200 per month per Community Pharmacy
          Training Fee:       $900 for a three (3) day course for each trainee
                              conducted in Health Outcomes' training facilities.

* During the term of this updated Agreement, "Health Outcomes" has paid and will pay a royalty fee to the University of Minnesota - Office of Research, Technology and Transfer Administration. This royalty fee shall be paid on a quarterly basis. The first quarter shall be from the signing of this Agreement through December

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     31, 1997. Payment for all royalties due from "Health Outcomes" during this period shall be due and payable sixty (60) days after the close of the quarter. Thereafter, each quarter will consist of three calendar months (ending March 31, June 30, September 30 and December 31 for the remainder of the term of this Agreement), and payment of all royalties due for any quarter will be due to the "University" within sixty (60) days after the end of said quarter. The royalty fees shall be paid according to the following:

     a. First 500 community pharmacies licensed worldwide: 20% of all Site License Fees received by "Health Outcomes".

     b. Next 500 community pharmacies licensed worldwide: 18% of all Site License Fees received by "Health Outcomes".

     c. All other community pharmacies beyond 1,000 licensed worldwide: 15% of all Site License Fees received by "Health Outcomes".

* Health Outcomes shall keep and maintain records of sales, leases, and other dispositions of the software. Such records shall be open to inspection at reasonable times by a certified public accountant chosen by the "University" and acceptable to Health Outcomes. Such inspection shall be made at the "University's" expense. The "University" agrees to hold such records confidential, except as may be necessary to maintain an action against "Health Outcomes" for breach of this Agreement. The records required by this paragraph shall be maintained and available for inspection for a period of three (3) years following the calendar quarter to which they pertain. This paragraph shall survive termination of this Agreement.

* Royalty payments will be made to "The Regents of the University of Minnesota".

* Communications concerning payments, notices, or other administrative matters concerning this agreement shall be addressed as follows:

     In case of the "University":

              Department of Software Marketing
              Office of Patents and Technology
              University of Minnesota
              Suite 201
              1100 Washington Avenue South
              Minneapolis, MN  55415-1226
              Ph:  612-624-9568
              Fax:  612-624-6554

      In case of Health Outcomes:

              William A. Peter, Jr.
              Health Outcomes Management, Inc.
              2331 University Avenue S.E.
              Minneapolis, MN  55414
              Ph:  612-378-3053
              Fax:  612-378-2930

* This Agreement is made between the two parties and is not assignable to any other parties under any circumstances without written agreement by "University" and "Health Outcomes".

* For "Health Outcomes", CONFIDENTIAL INFORMATION shall mean computer programs, technical or business information or disclosed to "University".

     For the "University", CONFIDENTIAL INFORMATION shall mean data or data analysis or business information furnished or disclosed to "Health Outcomes".

     CONFIDENTIAL INFORMATION that is disclosed to one party by the other shall be either (I) in tangible form and clearly labeled or marked confidential, proprietary or its equivalent, or (ii) if disclosed orally or visually and designated as confidential, proprietary or its equivalent it shall be at the time of its disclosure and reduced to writing and clearly marked confidential, proprietary or its equivalent.

     A party receiving CONFIDENTIAL INFORMATION shall restrict the use of the CONFIDENTIAL INFORMATION to those purposes necessary for the performance of the receiving party's obligations under this Agreement. Any external communication of the other parties CONFIDENTIAL INFORMATION must be approved in writing.

     1. is in public domain by use and/or publication at the time of its receipt from the disclosing party; or

     2. was already in its possession prior to receipt from the disclosing party or is developed independently of CONFIDENTIAL INFORMATION received from the disclosing party; or

     3. is properly obtained by recipient from a third party with a legal right to disclose such CONFIDENTIAL INFORMATION and such third party is not under a confidentiality obligation to the disclosing party; or

     4. is required to be disclosed by law, regulation, or a properly issued subpoena.

     Any and all CONFIDENTIAL INFORMATION received by either party from the other, upon request shall be promptly returned.

     Both parties to this Agreement shall take all steps reasonable to protect the CONFIDENTIAL INFORMATION to third parties or employees with appropriate notice, agreement, and/or instruction with respect to use, copying modification, and protection of the material.

* Both parties agree to keep the studies being conducted and the research results that pertain to the development of the software system strictly confidential between the parties. Any external communication must be approved in writing by both parties.

* The data, results and analysis of the data related to or resulting from the development of the Minnesota Pharmaceutical Care Project are the sole property of the "University" and may be published, analyzed, or used in any manner designed by the "University"..

* The "University" and "Health Outcomes" understand that the information provided by the Assurance Coordinated Pharmaceutical Care System(TM) is advisory only and that the pharmacist or physician has the complete and final responsibility for determining the plan and/or dosage for the patient. The "University" shall not be responsible for any negligence on the part of "Health Outcomes" nor shall "Health Outcomes" be responsible for any negligence on the part of the "University".

* "Health Outcomes" agrees to indemnify the "University" and hold the "University" harmless against all liabilities, demands, expenses or losses arising (I) from the manufacture, use, lease, sale, or other disposition of the software by "Health Outcomes" (ii) from a third party's use of the software or other product or service purchased, leased, or otherwise acquired from "Health Outcomes", or (iii) from a third party's manufacture of a product or provision of a service at the request of "Health Outcomes". "Health Outcomes agrees to maintain liability insurance to insure against any of the above liabilities. At the "University's" request, "Health Outcomes" shall proved "University" with certification of such insurance. The provisions of this article shall

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     survive termination of this agreement.

* The signatures below represent the agreement of both parties to the terms of this Agreement which replaces all previous Agreements concerning the software system described in this Agreement.



HEALTH OUTCOMES MANAGEMENT, INC.



By:  /s/  William A. Peter, Jr.
     --------------------------
     William A. Peter, Jr., President/CEO

Authorization Date:        8/25/97
                    ---------------------


REGENTS OF THE UNIVERSITY OF MINNESOTA



By   /s/ Winifred A. Schumi
     ------------------------------
Winifred A. Schumi, Interim Asst. Vice President
Office of Research and Technology Transfer Administration

Authorization Date:       10/29/97
                    ---------------------


PETERS INSTITUTE OF PHARMACEUTICAL CARE-
UNIVERSITY OF MINNESOTA



By   /s/ Robert Cipolle
     ------------------------------
     Robert Cipolle, Pharm.D., Director: Peters Institute of Pharmaceutical Care

Authorization Date:        8/29/97
                    ---------------------